Exhibit (j)






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" within the Prospectuses and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 30, 2015 relating to the financial statements of AB Bond Fund, Inc. - AB All Market Real Return Portfolio for the fiscal year ended October 31, 2015, which is incorporated by reference in this Post-Effective Amendment No. 152 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.





                                                          /s/ ERNST & YOUNG LLP


New York, New York
September 1, 2016